CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 and Proxy Statement of  The Tanaka Funds, Inc., and to the use of our report dated March 10, 2010 on the financial statements and financial highlights of Embarcadero Absolute Return Fund and Embarcadero Market Neutral Fund, each a series of The Embarcadero Fund, Inc.   Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders, which is incorporated by reference into the Proxy Statement/Prospectus on Form N-14.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 17, 2010